Exhibit 10.2

AMENDMENT NO. 1 TO

AGREEMENT

This Amendment No. 1 to Agreement, effective as of April 15, 2008 (the “Amendment”), between LCI Holding Company, Inc. (the “Company”), a Delaware corporation, LifeCare Holdings, Inc., a Delaware corporation (the “Principal Subsidiary”) with its principal place of business at 5560 Tennyson Parkway, Plano, TX 75024, and Phillip B. Douglas, of Louisville, Kentucky (the “Executive”), amends the Agreement between the parties dated as of January 30, 2006 (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

WHEREAS, the Company and Employee wish to amend the terms of the Employment Agreement in connection with the continuation of their employment relationship;

WHEREAS, the Company has determined that it is in the best interests of the Company, its subsidiaries, and its stockholders to enter into this Amendment; and

WHEREAS, the Company wishes to assure itself of the continued services of the Executive, and the Executive is willing to be so employed by the Company, upon the terms and conditions provided in the Employment Agreement, as amended by this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Amendment, the parties hereby agree:

1. Section 3(a) is hereby modified by deleting the words “executive Vice President and Chief Financial Officer” and replacing them with the word “President”.

2. Section 4(a) is hereby modified by replacing “Two Hundred Seventy Five Thousand Dollars ($275,000.00)” with “Three Hundred Twenty Five Thousand Dollars ($325,000.00)”.

3. The following sentence is hereby added to the end of Section 4(b): Any Annual Bonus due to the Executive hereunder shall be payable no later than two and one-half months following the end of the fiscal year for which the bonus was earned.”

4. Section 4(c) is hereby amended to add the following sentences as the second, third and fourth sentences of Section 4(c): “In addition, the Company shall grant to the Executive a restricted stock award if the Company achieves certain fiscal year 2008 EBITDA levels (as determined by the Board). The EBITDA target levels and the corresponding number of shares of Common Stock to be subject to such restricted stock award are set forth on Exhibit A. Such restricted stock award, if granted, will be on the terms and subject to the conditions set forth in such equity incentive plan, the form of restricted stock award attached hereto as Exhibit B and as determined by the Board (such restricted stock award together with any subsequently granted restricted stock awards, the “Restricted Stock Awards”).”

5. Each of Exhibit A and Exhibit B attached hereto is hereby added to the Employment Agreement as Exhibit A and Exhibit B thereto, respectively.

6. The last three sentences of Section 4(c) are hereby deleted in their entirety and replaced with the following three sentences: “Prior to issuing a Restricted Stock Award, an Option Award or any shares thereunder to the Executive, the Company may require that the Executive provide such representations regarding the Executive’s sophistication and investment intent and other such matters as the Company shall determine to be legally required or otherwise appropriate. None of the Company’s securities will be registered under applicable securities laws for the indefinite future and there will be substantial restrictions on resale imposed by the Company’s corporate charter, the stockholders agreement and applicable law. Restricted Stock Awards, Option Awards and any shares issued upon exercise of Option Awards shall be subject to the terms of a stockholders agreement, as from time to time in effect (the “Stockholders Agreement”).”

7. The following two sentences are hereby added to the end of Section 4(f): “In furtherance of the foregoing, the Company shall pay or reimburse the Executive for all commuting expenses to and from Louisville, Kentucky on a basis materially consistent with the provision of such expense reimbursement on the date hereof. Any reimbursement under this Section 4(f) that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred.”

8. The fifth sentence of Section 5(b)(i) is hereby deleted in its entirety and replaced with the following: “Except for the payment of Final Compensation, any obligation of the Company to the Executive hereunder, however, is conditioned upon the Executive signing a timely and effective Employee Release following termination of the Executive’s employment hereunder and by the deadline specified therein, and returning it to the Company within thirty (30) calendar days of the date of termination of employment.”

9. The third sentence of Section 5(d) is hereby modified by deleting the words “(ii) the Annual Bonus paid to the Executive in the immediately preceding fiscal year (or if no such Annual Bonus was paid to the Executive in the preceding fiscal year, $0)” and replacing them with the words “(ii) the Annual Bonus paid to the Executive in respect of the immediately preceding fiscal year (or if no such Annual Bonus was paid to the Executive in respect of the preceding fiscal year, $0)”.

10. The last sentence of Section 5(d) is hereby deleted in its entirety and replaced with the following: “In the event of termination hereunder, payment by the Company of any amounts that may be due the Executive under this Section 5(d) shall constitute the entire obligation of the Company to the Executive and, except for Final Compensation, any obligation of the Company to the Executive hereunder is conditioned upon the Executive signing a timely and effective Employee Release following termination of the Executive’s employment hereunder and by the deadline specified therein and returning it to the Company within thirty (30) calendar days of the date of termination of employment.”

11. Section 5(e) is hereby deleted in it entirety and replaced with the following:

“(e) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason if (1) the Executive provides written notice to the Company setting forth in reasonable detail the condition giving rise to the Good Reason not later than 60 days following the date on which the Executive first obtains knowledge of the occurrence of the condition, (2) the Company fails to remedy such condition within 30 days (or ten business days in the case of an inadvertent failure as contemplated by clause (ii) below) of receipt of such written notice, and (3) such termination of employment by the Executive for Good Reason occurs within 30 days of the expiration of the 30 day period referred to in clause (2) above. The following conditions arising without the Executive’s prior written consent shall constitute Good Reason for termination by the Executive:

(i) material diminution, without his consent (not to be unreasonably withheld), in the nature or scope of the Executive’s responsibilities, duties or authority attendant to the Executive’s position, other than as is materially consistent with the Executive’s assignment to another executive position in accordance with Section 3(a) hereof; provided, however, that the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its subsidiaries, a change in reporting relationships resulting from a Change of Control, any diminution of the business of the Company or any of its subsidiaries, any sale or transfer of equity, property or other assets of the Company or any of its subsidiaries or, during the first twelve months following a Change of Control, any diminution in Executive’s title or duties, including but not limited to a change in reporting relationships, whether or not materially consistent with Section 3(a) hereof, shall not constitute “Good Reason”; or

(ii) material failure of the Company to provide the Executive the Base Salary in accordance with the terms of Section 4(a) hereof or material breach by the Company of its obligations pursuant to Section 4(f) hereof in respect of commuting expenses to and from Louisville, Kentucky, excluding in each case an inadvertent failure which is cured within ten business days following notice from the Executive specifying in detail the nature of such failure; or

(iii) Executive is required to relocate his business office to a place more than 30 miles from both Dallas, Texas and the Company’s existing office in Plano, Texas.

In the event of termination in accordance with this Section 5(e), then the Executive will be entitled to the same pay and benefits he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation signing and return of a timely and effective Employee Release following termination of the Executive’s employment hereunder and by the deadline specified therein and returning it to the Company within thirty (30) calendar days of the date of termination of employment. In the event of termination hereunder, payment by the Company of any amounts that may be due the Executive under this Section 5(e) shall constitute the entire obligation of the Company to the Executive and, except for Final Compensation, any obligation of the Company to the Executive hereunder is conditioned upon the Executive signing a timely and effective Employee Release in accordance with the timing requirements set forth in the immediately preceding sentence.”

12. The last sentence of Section 5(g)(i) is hereby deleted in its entirety and replaced with the following: “In the event of termination hereunder, payment by the Company of any amounts that may be due the Executive under this Section 5(g) shall constitute the entire obligation of the Company to the Executive and, except for Final Compensation, any obligation of the Company to the Executive hereunder is conditioned upon the Executive signing a timely and effective Employee Release following termination of the Executive’s employment hereunder and by the deadline specified therein and returning it to the Company within thirty (30) calendar days of the date of termination of employment.”

13. The following sentence is hereby added after the first sentence of Section 9: “The Company agrees, in consideration of the Executive’s acceptance of the restrictions set forth below, to grant the Executive access to trade secrets and other Confidential Information of the Company and its Affiliates and to the Company’s valuable business relationships and goodwill.”

14. The following sentence is hereby added to Section 23 after the first sentence thereof: “In connection with a Change of Control transaction, the Company and the Principal Subsidiary shall require any successor entity to the Company or the Principal Subsidiary, as applicable, to expressly assume and agree to perform this Agreement in accordance with the terms hereof.”

15. The following is hereby added as a new Section 26:

“26. Application of Section 409A of the Internal Revenue Code.

(a) The compensation, benefits, and other payments described in this Agreement are intended either to comply with the requirements of Code Section 409A and the treasury regulations and other guidance issued thereunder, as in effect from time to time, to the extent they are subject to Code Section 409A, or to be exempt from such requirements, regulations and guidance (where an exemption is available), and shall be construed accordingly. For purposes of Code Section 409A, all references herein to termination of employment or similar terms, when used in a context that bears upon the payment or timing of payment of any amounts or benefits that constitute or could constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, shall be construed to require a “separation from service” (as that term is defined in Treasury Regulation Section 1.409A-1(h)) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Treasury Regulation Section 1.409A-1(h)(3). The Company may, but need not, elect in writing, subject to the applicable limitations under Code Section 409A, any of the special elective rules prescribed in Treasury Regulation Section 1.409A-1(h) for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of this Agreement. In addition, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b) Notwithstanding any provision of this Agreement to the contrary, if, at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” (as hereinafter defined), any and all amounts payable in connection with such separation from service that constitute “nonqualified deferred compensation” subject to Code Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid in a lump sum on the first payroll date after the date that follows the Executive’s separation from service by six (6) months, or, if the Executive dies before such payment, within sixty (60) days after the Executive’s death. For purposes of this Section 26(b), “specified employee” means an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Code Section 409A. The Company may, but need not, elect in writing, subject to the applicable limitations under Code Section 409A, any of the special elective rules prescribed in Treasury Regulation Section 1.409A-1(i) for purposes of determining “specified employee” status. Any such written election shall be deemed part of this Agreement.”

16. The Employment Agreement as amended by this Amendment (as so amended, the “Amended Employment Agreement”) is confirmed as being in full force and effect. The Amended Employment Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior and current understandings and agreements, whether written or oral. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors, executors, administrators, heirs and permitted assigns. The Amended Employment Agreement is a Texas contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	LCI HOLDING COMPANY, INC.

/s/ Phillip B. Douglas	By:	/s/ G. Wayne McAlister
Phillip B. Douglas	Name:	Wayne McAlister
	Title:	Chief Executive Officer

LIFECARE HOLDINGS, INC.

	By:	/s/ G. Wayne McAlister
	Name:	Wayne McAlister
	Title:	Chief Executive Officer